Exhibit 99.1

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP of IR

James Debney Smith & Wesson Holding Corporation - President & CEO

Jeff Buchanan Smith & Wesson Holding Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Bill Ledley Cowen and Company - Analyst

Steven Cahall RBC Capital Markets - Analyst

Andrea James Dougherty & Company - Analyst

Sean Wagner Wedbush Securities - Analyst

Scott Stember CL King - Analyst

Chris Krueger Lake Street Capital - Analyst

PRESENTATION

Operator

Hello, everyone, and welcome to the second quarter 2016 Smith & Wesson Holding Corporation’s earnings conference call.

(Operator Instructions)

And as a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Liz Sharp, Vice President of Investor Relations.

Liz Sharp - Smith & Wesson Holding Corporation - VP of IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding revenue, earnings per share, fully diluted share count, tax rate and capital expenditures for future periods, product development, focus, initiatives, objectives and strategies, our market share and market demand for our products, market and inventory conditions related to our products and in our industry in general, and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings including our Forms 8-K, 10-K and 10-Q. You can find those documents as well as replay of this call on our website at Smith-Wesson.com. Today’s call contains time sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statement contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures. The reconciliations of GAAP financial measures to non-GAAP financial measures can be found in today’s 8-K filing, as well as today’s earnings press release which are posted to our website, or will be discussed on this call.

Also, when we reference EPS we are always referencing diluted EPS. For detailed information on our results, please refer to our 10-Q for the period ended October 31, 2015 which filed this afternoon. I’ll now turn the call over to James Debney, President and CEO of Smith & Wesson.

James Debney - Smith & Wesson Holding Corporation - President & CEO

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

Thank you, Liz. Good afternoon, and thanks everyone for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance, as well as our guidance for the third quarter and FY16.

In the second quarter, the combined strength of our firearms and accessories divisions delivered results that exceeded our financial guidance for revenue and earnings per share, reflecting the successful implementation of our growth strategy. Today, we are raising our FY16 guidance for revenue and earnings per share.

Now let me cover some highlights from our second quarter. Total Company revenue of $143.2 million delivered double-digit growth over the prior year. Revenue growth of over 15% in our firearms division was driven by increased orders for our Smith & Wesson SDVE, M&P SHIELD and M&P BODYGUARD polymer pistols, and our long guns, especially our Thompson/Center Venture bolt-action rifles for hunting.

Our firearms gross margins were strong, at 37.5%. Accessories division revenue was $18.4 million versus no revenue last year, a period prior to our purchase of Battenfeld Technologies or BTI. This result represents nearly 25% growth over BTI’s prior year results. Our accessories gross margins remained strong, at nearly 51%.

Adjusted NICS background checks were up 4% year-over-year for our second quarter, a strong indication of a healthy consumer market for firearms, while our units shipped into the consumer channel for the same period were up 27.5%. Distributor inventory of our firearms decreased by 58,000 units to a total of 124,000 units at the end of Q2, indicating strong distributor sell-through to independent retailers.

During the quarter, we introduced a number of new firearm products that I will outline later in the call. Our product development teams in both firearms and accessories continue to work hard on additional products and line extensions to launch at SHOT Show in January, and throughout calendar 2016. And lastly, I am very proud to share that during the second quarter, we produced our 1 millionth M&P SHIELD. We are honored that our customers continue to make this the best-selling personal protection and self-defense pistol out there today. Before I share more detail, Jeff will review our financial results.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James. Revenue for the quarter was above the top end of our guidance range at $143.2 million, which is a 32.1% increase from the prior year. Revenue from our firearms division was $124.9 million, an increase of 15.2% over the prior year, and revenue from our accessories division was $18.4 million versus no revenue in the prior year. In firearms, handgun revenue of $92.3 million increased by 18.8%, while handgun units shipped increased by 21%. Long gun revenue of $22.4 million was up by 18.6%, while long gun units shipped increased by 21.7%.

Gross margin for the quarter was 39.2%, compared to 32.1% in the prior year, a 7.1 percentage point increase, and a result that falls within our targeted range of 37% to 41%. In firearms, higher promotional costs were more than offset by the benefits of level-loading our factories, which drove increased fixed cost absorption at higher production volumes. Strong standard gross margins in accessories also had a favorable impact.

Operating expenses in the quarter were $34.4 million or 24% of revenue, compared to $24.1 million or 22.2% of revenue in the prior year. Total second quarter operating expenses included $8.5 million in the accessories division that we did not have in the prior year. And within those accessories operating expenses, there was $2.6 million in purchase accounting amortization related to the acquisition of BTI. In the firearms division, operating expenses increased 7.7%, mainly due to increased co-op advertising, incentive compensation, and profit sharing accruals, all partially offset by reduced professional fees.

On a non-GAAP basis, which excludes the BTI amortization, operating expenses were $31.7 million or 22.1% of revenues, compared to $23.8 million or 21.9% of revenue last year. Looking forward, I would note that OpEx in Q3 usually tends to be higher than in Q2, because of expenses related to SHOT Show and other shows.

For the second quarter, the operating margin was 15.2% on a GAAP basis, and 17.1% on a non-GAAP basis. In the prior year, the operating margin was 9.9% on a GAAP basis, and 10.2% on a non-GAAP basis. Our GAAP EPS for Q2 came in at $0.22, and our non-GAAP EPS was $0.25, substantially above the top end of our guidance. In the prior year, the EPS was $0.09 on a GAAP basis, and $0.10 on a non-GAAP basis.

Non-GAAP adjusted EBITDAS in Q2 was $33.4 million for a 23.3% EBITDAS margin, compared to $18.8 million for a 17.3% EBITDAS margin in the prior comparable quarter. Our goal is to maintain EBITDAS margins above 20%.

So turning to the balance sheet, we ended the quarter with $54.1 million in cash. Operating cash flow was $6.1 million, despite the fact that we built our internal inventory during the quarter by $10.8 million in preparation for the fall hunting and holiday shopping seasons. Net CapEx spending during the quarter was $7.1 million, resulting in free cash outflow for Q2 of about $1 million. We expect to spend approximately $40 million to $45 million in total on CapEx this fiscal year. Most of our of CapEx relates to further enhancements to manufacturing flexibility, tooling for several important new product introductions, and various IT projects.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

At the end of Q2, we had no borrowings on our $175 million line of credit. We had long-term debt of $178.4 million, comprised of the $103.4 million unsecured term loan A due June 2020, and $75 million of unsecured senior notes due June 18 and callable next summer. The term loan A accrues interest at a defined rate of 3.3%, and the senior notes accrue interest at a fixed rate of 5%. James?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, Jeff. In our second quarter, adjusted NICS results which we believe provide a good indicator of consumer retail activity, again validated our belief in the long-term growth prospects of the firearms market. Adjusted NICS for our second quarter grew by 4% over the prior year.

Turning to NICS by product category in our second quarter. NICS handgun checks were up 11.3%, while our units shipped into the consumer channel grew by 28.1%. In long guns, NICS checks declined 3.3% in the period, while our units shipped into the consumer channel actually increased 24.4%.

Overall, these results are even stronger when we take into account our own channel inventory reduction of 58,000 units at wholesale, due to the strong distributor sell-through. We believe our strong sales relative to NICS results reflect a consumer preference for our firearms, a great job by our marketing team to raise awareness of our brands and products, and a great job by sales and operations to drive availability and distribution of our products at retail, giving the consumer the broadest possible choice in Smith & Wesson products.

We view the growth in the handgun portion of the consumer market as a long-standing trend. In fact, it is a trend we identified years ago, and one which drove us to hone our strategic focus on our M&P family of polymer pistols. That focus has served us well, and today about 75% of our firearm revenue is generated by handgun sales. In long guns, we believe our growth reflects our strategic decision to move more deeply into the hunting category, as demonstrated by the success of our Thompson/Center Venture bolt-action rifle. That strategy is also demonstrated by our acquisition last year of BTI, a company that offers consumers many hunting-related accessories.

Despite our strong shipments of both handguns and long guns into the channel, particularly relative to NICS, channel inventories of our products declined substantially in the quarter by nearly 32%. At the close of our second quarter, our weeks of sales in the channel were below our eight week threshold. At the same time that channel inventories were declining, we continued to build our internal finished goods inventory, preparing for our busy Q3 season. Currently, weeks of sales in the channel as of today remained below our eight week threshold, as we work to replenish those channel stocks.

And a concluding comments on NICS. Since the close of our second quarter, we have learned that Black Friday delivered record unadjusted NICS results of just over 185,000 background checks. This made it the highest Black Friday ever, and the highest single day in NICS history. Turning to adjusted NICS, which excludes permit checks. For the full month of November, NICS was up 7.7% year-over-year, and the handgun component of that grew by 22.4%.

Moving on to new products. As a consumer-centric Company, we maintain a very robust new product pipeline. This quarter, we launched a range of new firearm products including the new Thompson/Center Strike Muzzleloader, the M&P BODYGUARD 380 with Crimson Trace Green Laserguard, our M&P SHIELD, now with tritium night sights, a new engraved S&W 1911 pistol from Smith & Wesson Custom Engraving. And from our performance center, new ported SHIELDs in 9-millimeter and 0.40 S&W for enhanced performance.

Clearly, our firearm product development teams have been busy, and so have our accessory product development teams. On the accessories side, it is important to note that new accessory product launches tend to occur during show season. Therefore, you’ll see many new launched products along with some additional new firearm introductions at the SHOT Show in January.

Our new accessories division has performed extremely well as demonstrated by our financial results. The accessories business allows us to not only leverage the expanding base of Smith & Wesson, M&P and Thompson/Center owners, but it also allows us to leverage the entire spectrum of shooting sports consumers. And importantly, it provides us a path to the broader outdoor enthusiast market.

We continue to see many exciting growth opportunities in accessories. Accordingly, we are making investments in that division that include IT systems and compliance processes. While these investments will initially drive higher than normal operating expenses in the division, they will provide a solid foundation for us to leverage organically and inorganically. We expect those operating expenses to fall into a normal range as our accessories business continues to grow.

Lastly, a quick comment on the modular handgun system for the US Army. As you know, we partnered on this opportunity with General Dynamics. We are pleased to be working with this very experienced team of professionals, and the partnership is delivering all the value we anticipated. Together, we remain on course as we work toward an RFP response for the program which is due January 28.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

We are optimistic that after that phase is complete, we will be well-positioned as the Army narrows the field for the final test and evaluation. And as we said before, we expect this to be a very lengthy process, with an award anticipated no sooner than calendar 2017. With that, let me turn it over to Jeff for our financial outlook.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James. For full year FY16, we are increasing our guidance and now expect revenue to be between $625 million and $635 million, and non-GAAP EPS to be between $1.26 and $1.31. Non-GAAP EPS excludes the BTI amortization, debt extinguishment costs, bonds and premium paid, insurance recovery cost and tax effects, all of which is expected to have an impact of approximately $0.15 per share on FY16.

For the third quarter of FY16, we expect revenue to be between $150 million and $155 million. We expect third quarter non-GAAP EPS to be between $0.27 and $0.29. Non-GAAP EPS excludes the BTI amortization and its tax effect, which is expected to have an impact of approximately $0.03 per share on Q3. All of our estimates are based on our current fully diluted share count of 55.9 million shares, and an expected tax rate of 37%. James?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Jeff. I want to thank everyone at Smith & Wesson for delivering another great quarter. With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

First question comes from Cai von Rumohr from Cowen and Company.

Bill Ledley - Cowen and Company - Analyst

Hi. Thanks, this is Bill on for Cai tonight. I had a few questions, starting with gross margin.

It was up nicely year-over-year, down a little bit sequentially. Could you just talk about the variances in the year-to-year comparison, and the sequential comparison?

And then also on the strength in long guns, I’m just wondering if you had any more comments on what’s driving the long gun demand above the underlying NICS rate?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Sure. I’ll take the gross margin question.

So basically, I mean, it’s roughly in line with Q1, down about 7 — or 7/10 of 1 percentage point. And it always varies from quarter-to-quarter, depending on promotional activity and volume. So I would just say that it’s roughly in line with last quarter.

It’s obviously, a much larger increase over the prior comparable quarter, and that is driven mainly by volume. As you know, we only did $108 million in the firearm business a year ago. So I would say a significant portion of that increase was driven by absorption in the factory, as a result of higher volume.

James Debney - Smith & Wesson Holding Corporation - President & CEO

And then the second part, Bill, I think we’re doing very well in long guns relative to NICS.

Bill Ledley - Cowen and Company - Analyst

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

Yes, just if you had any more color around that? And then, I have one other follow-up.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, I mean, it’s just really as we layer in the focus now on other product categories. So if you just dial back a few years, and I said it earlier in the prepared remarks, we’ve had a very strong focus on expanding and growing our M&P polymer pistol family. And that’s been very successful, and we are maintaining that focus and continue to strengthen it.

But now we’re layering a focus when it comes to bolt-action rifles. We’re really grabbing hold again of our Thompson/Center brand, bringing that to market, raising awareness of that brand with the consumer, and at the same time starting to introduce new products.

We just introduced a brand-new Muzzleloader, the Strike, one of the best strike-fired muzzleloaders out there, and we’re very pleased with that. Our intention is to launch new products under the Thompson/Center brand.

So you’re really just seeing that — a new focus on long guns, for the hunting segment of the market overall. And when you think about our Q2 results, that what was largely driving the growth in terms of units in long guns for Smith & Wesson versus NICS.

Bill Ledley - Cowen and Company - Analyst

Okay. Great. That’s really helpful.

And then my last one, sales and marketing and G&A excluding the amortization, stepped up sequentially. Is this how we should think about a new run rate, or was there anything specific in the quarter driving those two line items?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

So I think this is what you should think about as the run rate. In fact, it’s going to go up as I mentioned a bit more in Q3, because of the SHOT Show and others distributor shows.

So we have had increased operating expenses because of BTI also, as we put the infrastructure in there. So that BTI can serve as a platform for organic and inorganic growth. So, yes, you should definitely think about this range or even a bit higher.

Bill Ledley - Cowen and Company - Analyst

Okay. Great. Nice quarter, guys. Thanks so much.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you.

Operator

Next question comes from Steven Cahall from Royal Bank of Canada.

Steven Cahall - RBC Capital Markets - Analyst

Thank you very much. Maybe a first question to kind of follow up on the last bit.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

If we think about the incremental margin, either at the gross level or the operating level, with the implied amount of revenue that you’ll do in the second half, it seems like we’ll continue to see this nice pickup. So is there any reason to think that incremental margin is stronger or weaker, or about like what we saw in the first half of the fiscal year?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

I think that the incremental margins will be up, but we have a lot of promotional activity because of the distributor shows. As you know, this is like show season, January and February, and there’s a lot of promotional activity with those shows. So I believe that you should probably expect the gross margin to stay in the general vicinity that it’s in the rest of the year.

Steven Cahall - RBC Capital Markets - Analyst

And would that also apply then to the incremental gross or incremental EBIT margins?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well, I’ll let you run the numbers, because all we do is give — I can give you like color all the way down. I’ve said that the gross margin is in the same range, I’ve given you the revenue number, which you can dial into Q4. I’ve told you that OpEx is going to — might go up a bit. So I think with all that, you can probably dial into a number.

Steven Cahall - RBC Capital Markets - Analyst

Okay. That’s fair enough.

And then on the cash side, I mean, you’re clearly into a much stronger point in the market now. A lot of that is reflected in the stock price. So how do you think about deploying capital at this point, in terms of repurchasing your own shares, versus either debt reduction or more bolt-on style acquisitions?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well, in terms of — I mean, we’re definitely interested in bolt-on style acquisitions. We mentioned building a platform at — in our accessories division. There’s lots of opportunities out there that we can — that we’re interested in, in terms of a bolt-on.

So obviously, what we’ve always said is, we’d rather spend the cash on ourselves for — on growth, whether it’s CapEx internally, or inorganically outside the Company. With regards to, if there’s anything leftover after we look at those opportunities, then we would consider stock buyback, dividend or debt repurchase. We’ve indicated before that we’re more in favor of a stock buyback, than we are a dividend at this stage.

And we’re probably more interested in stock buyback than debt repurchase, because our debt, even though it’s callable next year, is a very low interest rate of 5%. And, of course, our term loan with the bank is only 3%. So in general, I would say that our focus is on growth, like bolt-on type of growth.

Steven Cahall - RBC Capital Markets - Analyst

Thank you. And then just a final one, given some of the geopolitical and national events of the last 30 days, in the past we’ve seen sometimes these lead to episodic periods of very strong demand. So I guess, number one, are you seeing any of that in your channel? How long do you think that — if you are, how long do you think it may last?

And then, how are you thinking about approaching it, in terms of the way you’re looking at production or sort of volume versus pricing, if we do have a somewhat short-term period where demand is exceptionally strong? Thank you.

James Debney - Smith & Wesson Holding Corporation - President & CEO

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

It’s really too early to tell. Obviously, there have been some tragic recent events, but we also know that we’re in a busy holiday period for the consumer, shopping for firearms, and that was clearly demonstrated in November. And particularly so at Black Friday which was a record as I mentioned earlier.

So very difficult to tell. I think we need to monitor it for the next couple of weeks to truly understand it. So we’re definitely going to be doing that.

In terms of our flexibility and our responsiveness, as we’ve always said, we’ve worked very hard over the last few years to invest in the flexibility in the plant. And in our outsourcing strategy is a layer of capacity on top of our internal capacity that allows us to flex up and down very successfully, either protecting our gross margins, or enhancing our gross margins. And if we do see some sort of uplift beyond what we expect, and a very busy holiday season, and as Jeff said, we’re going into the show season as well which will be busy again, we should be able to respond through our outsourcing. But it’s really a bit of a wait and see at the moment, to really understand the market and the dynamics at play.

Steven Cahall - RBC Capital Markets - Analyst

Great. Thank you. Just a very last small technical one.

Did I hear correctly that you changed CapEx to $40 million to $50 million, or was it the same $50 million? Sorry, I didn’t quite catch that earlier. Then I’ll drop off, thanks.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes, we changed it to $40 million to $45 million.

Operator

Next question comes from Andrea James from Dougherty & Company.

Andrea James - Dougherty & Company - Analyst

Thanks for taking the questions, guys. Hi, James and Jeff.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hi.

Andrea James - Dougherty & Company - Analyst

Hi. First question, what’s your thinking about the retailer expectations? And I guess, January, February order patterns, are the retailers expecting you to repeat the summer promotions again?

James Debney - Smith & Wesson Holding Corporation - President & CEO

I would say that’s an expectation that retailers will have, independent retailers, for sure. I mean, these shows — wholesaler shows, they occur every year. They’re very regimented.

So they’re trained to expect to be able to capitalize on some sort of promotional activity by attending these shows, and participating in the ordering at these shows. So yes, in answer to your question.

Andrea James - Dougherty & Company - Analyst

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

I appreciate that. And then I guess I wanted to kind of zero in on sort of the white space that you have. You talked about going more into the hunting category.

Do you intend to play that primarily from the accessories side, or do you think you’re become — I mean, you’re not really a big player in hunting firearms right now. Do you think you could become, I don’t know, maybe a top market share player in that category?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Absolutely. That’s one of our goals that we’ve long communicated is that, in terms of firearms, so for the firearms division, is one of the goals is to be the number one in terms of market share in each major product category that currently exists in firearms. So that includes some product categories, that we currently rank fairly low.

For example, bolt-action rifles, even though the Thompson/Center Venture bolt-action rifle is doing very well at the moment, especially relative to NICS. And some other product categories such as shotguns, lever-action rifles where we’re nonexistent and we don’t have a product offering. So for us, those are great and strong product categories that we need to go explore, understand, do our research, and start to develop new products.

Andrea James - Dougherty & Company - Analyst

I appreciate that. Thank you.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you.

Operator

Next question comes from James Hardiman from Wedbush.

Sean Wagner - Wedbush Securities - Analyst

Hi, this is Sean Wagner on for James Hardiman. Just wondered how much of the guidance increase was a function of better than expected second quarter? And how much if any was influenced by trends since the end of the quarter?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Well, I’m not — I would say that the trends, like since the end of the — I mean, the trends over the last couple days are too early to really to —

James Debney - Smith & Wesson Holding Corporation - President & CEO

Understand.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

— like understand. I mean, obviously, we beat our number by about $5 million and we increased by about $10 million. So approximately half of it, it relates to the beat on the quarter, and half of it relates to a pickup in our outlook.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, I mean, you just got to go back to the results in terms of NICS checks for Black Friday, they were particularly encouraging. It was a very strong Black Friday.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

So the consumer is out there, shopping for firearms, perhaps a little bit more strongly than we anticipated. So certainly, that’s a factor in our thinking going forward as well.

You’ve got to rely a lot on history here. It’s a market that’s difficult to predict. So we do use a lot of history as we input that data into a very robust sales and operations planning process. So that pulls on all functions in the Smith & Wesson organization, and a lot of external data as well, and we use that as a base for our guidance.

Sean Wagner - Wedbush Securities - Analyst

Okay. And with the adjusted NICS growth of — what was it 4% in the quarter, versus 28% shipment growth into the channel, should we think about the entirety of that delta as a function of market share gains, as opposed to an imbalance between sell and sell-through? Or was sell-through greater than sell-in the quarter?

And last question, you mentioned distributor inventory being below your threshold of eight weeks cover. Given the better than expected sales, is that current level of distributor inventory also below your ideal levels, or are you comfortable with it?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Okay. Going back to the first part, so is our performance in terms of our shipments into the channel relative to NICS an indication of share gain? I would say it’s a good indicator of share gain, and we would believe that we did take share.

And what helps us in that thinking as well, is that as you think about our shipments and a large percentage of those shipments go into our wholesaler partners’ warehouse. But we didn’t increase inventory in those wholesaler warehouses, we actually decreased inventory because their sell-through to independent retailers was very strong.

So it’s not quite all the pieces of the puzzle that you need, but it’s certainly a strong indicator that we took share. By how much, we need to do more analysis.

We do our own third-party monthly analytics, and we rely largely on that analytical process, samples at a number of retailers, so statistically relevant in terms of the sample size which is obviously what you need for meaningful results. And that’s what we use as a metric of our success.

And then in terms of the second part, was about inventory, and yes, we’re below our eight week threshold. Are we comfortable with that? I would say, yes, but it’s something that we closely monitor. As I said earlier in the prepared remarks, or Jeff said, we prepared ourselves with inventory by building inventory internally as well.

So we’re ready for this busy season that we find ourselves in. And by busy, I’m saying that it’s busy as demonstrated by the NICS checks that we saw on Black Friday.

So yes, I’m comfortable where we are in inventory. I think we’re in a good position to continue to we believe achieve our goal of share gain overall in firearms.

Sean Wagner - Wedbush Securities - Analyst

Okay, great. Thanks a lot, guys.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you.

Operator

Next question comes from Scott Stember from CL King.

Scott Stember - CL King - Analyst

Good afternoon — or good evening, I should say.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hi, Scott.

Scott Stember - CL King - Analyst

Hi, how are you?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Good.

Scott Stember - CL King - Analyst

Just back to the inventory. With inventories seemingly in much better shape than a lot of us expected, and maybe you guys even. And heading into the show season, and I know that this has been a promotional environment and the retailers are probably looking for promotions. But do you find yourself in a little of a better position, where you could possibly push back on promotions and still get the sales that you are really looking for?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Again, I mean, it goes back to my earlier comment. It’s too early to tell what the landscape really looks like.

And a lot of our promotional planning, it’s very collaborative in terms of working with our wholesaler partners, and our big box retailers. So we’re planning way out, and it’s not something that you like to jerk around on, so you’ve got to really — you put firm plans in place. You’ve got to execute against those plans.

Even during periods of very high consumer buying activity, we’ve held to our promotional plans. We’ve always done that. So as you think about the annual wholesaler shows that took place in early 2013, for example, we were promoting at those shows. We didn’t back away from our plans.

So that’s not a good thing to do to your partners. You have to stand by your word. And we’re very collaborative, and we think that’s one of the things that sets us apart from the competition, and helps us take market share.

Scott Stember - CL King - Analyst

Okay. Great.

And on the capacity side, as you will likely need to be really working hard to keep up with demand, are there any areas of (technical difficulties) capacity or — and if there are, just talk about your ability to flex out a little bit? Whether it’s working an extra hours or doing overtime, just give us a sense on your ability to meet the potential real big increase in demand, if it really comes through?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Well, one of the keys to our success when it comes to delivering our gross margins, is the optimization of our own assets internally in the plants. So we run those 24/7 regardless. That’s one of the reasons that Jeff mentioned earlier, we enjoyed the benefits of absorption, which allow us to invest back into the business, again to take market share.

And by invest back, I’m talking about the promotional activity that we mentioned earlier. Now, where we’re very, very flexible internally is between different product categories, so we can be very responsive to changing preferences with the consumer by product.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

Where we can increase capacity overall, it’s all about our outsourcing strategies. So as we said before, outsourcing is something that we can dial up in a strong market, and dial down in a soft market. So we have the opportunity to do some dialing up if we believe — if we see, observe, experience that demand is greater than we anticipated.

Scott Stember - CL King - Analyst

Got it. And just a last question, just focuses on the non-firearms segment. On the other, it was down in the quarter a little bit, and down about 14% year-over-year. And maybe just talk about what was basically behind that?

And also just bigger picture, you have spoken over the last few quarters about how BTI will eventually be used, as I guess a template to improve the sales and the operations on the other side. Can you maybe just talk about that a little bit?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes, actually I’ll talk about the other. So the other includes a mix of a lot of stuff, including sales from Deep River plastics externally to non-firearm customers. Our own Thompson/Center accessories, that was a bit soft in the summer, plus during the last month we have moved Thompson accessories over to BTI.

So in the future, you’ll start to see that number come down a bit, but it’s just kind of a mix of stuff in there. And then, I think you need to repeat the second question for James.

James Debney - Smith & Wesson Holding Corporation - President & CEO

I think it’s about accessories division being a platform for inorganic growth.

Scott Stember - CL King - Analyst

I think you kind of answered that already. But go ahead, if you have something else to say.

James Debney - Smith & Wesson Holding Corporation - President & CEO

No, I — just that, again we’re very excited about having the accessories division, the platform for both organic and inorganic growth. It’s — the accessories division is full of very, very talented people. We’re very, very pleased with the leadership.

The management team is excellent. They’re just doing a great job all around. So that’s very exciting, particularly when you see the growth that they’re demonstrating.

Very, very robust new product development process. Very excited about the products that they’ll be launching at SHOT Show, and that’s just on the organic side.

And as you think about inorganic, this part of the market, and you can expand it into certain parts of the outdoor market overall as well is just that. So it gives us some great options going forward, and some very exciting product categories to go and explore and mine and improve our profitability.

Scott Stember - CL King - Analyst

Got it. That’s all I have. And thanks for taking my questions, and congratulations on a great quarter.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Scott.

Operator

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

Next question comes from Chris Krueger from Lake Street Capital Markets.

Chris Krueger - Lake Street Capital - Analyst

Hi, good afternoon.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Hi, Chris.

Chris Krueger - Lake Street Capital - Analyst

Hi. Just one kind of question.

I noticed that your professional sales were down about 9% for the quarter. Is that just a matter of the difficult lumpiness that that segment has? And while we’re talking about the professional, is there a pipeline of activity, anything going on in that segment?

James Debney - Smith & Wesson Holding Corporation - President & CEO

I think you most accurately described it. Yes, so it’s variable in nature, so lumpy quarter-to-quarter and so on.

So it’s hard for us to discuss tender processes that we’re in right now, but as ever, there’s always a lot of activity there. We highly value the professional side of our business. As I’ve said before, it raises the bar on everything that we do, because they are the most demanding customers out there. And we know that if we’re successful for them, then we can do a better job overall in our business.

Chris Krueger - Lake Street Capital - Analyst

All right. That’s all I got. Thanks.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Chris.

Operator

I would now like to turn the call back over to Mr. Debney for closing remarks.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, operator. We look forward to seeing some of you at the SHOT Show in Las Vegas in January. Until then, as we approach the holiday season, we want to take a moment to thank all the members of our Armed forces serving abroad and here at home, as well as those in law enforcement. Your courage and dedication are an inspiration to us all.

Thank you everyone for joining us on the call today. On behalf of the Smith & Wesson team, we wish you and your families all the best this holiday season. We look forward to speaking with you next quarter.

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DECEMBER 08, 2015 / 10:00PM GMT, SWHC - Q2 2016 Smith & Wesson Holding Corp Earnings Call

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